Exhibit 99.2

ACLARA BIOSCIENCES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of ACLARA BioSciences, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of ACLARA BioSciences, Inc. at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 15, 2004

ACLARA BIOSCIENCES, INC.

BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31 2003	December 31 2002
ASSETS
Current assets:
Cash and cash equivalents	$26,376	$38,006
Restricted cash	—	34,125
Marketable investments	62,020	12,842
Accounts receivable	272	469
Prepaid expenses and other current assets	345	422
Inventories	2,766	2,780

Total current assets	91,779	88,644
Marketable investments	—	21,612
Property and equipment, net	5,877	7,098
Other assets, net	1,350	1,564

Total assets	$99,006	$118,918

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$519	$689
Accrued payroll and related expenses	983	1,023
Accrued expenses and other current liabilities	850	1,357
Deferred revenue	550	104
Restructuring accrual	—	501
Current portion of loans payable	161	202

Total current liabilities	3,063	3,876
Loans payable, net of current portion	382	542
Deferred rent	467	414

Total liabilities	3,912	4,832
Commitments and contingencies (Note 10)
Stockholders’ equity
Common stock, $0.001 par value:
Authorized 150,000,000 shares; Issued and outstanding: 35,901,175 shares at December 31, 2003 and 35,391,018 shares at December 31, 2002	37	36
Treasury stock at cost (900,000 shares at December 31, 2003 and at December 31, 2002	(1,350)	(1,350)
Additional paid-in capital	259,379	258,798
Deferred stock-based compensation	—	(627)
Accumulated other comprehensive income	54	297
Accumulated deficit	(163,026)	(143,068)

Total stockholders’ equity	95,094	114,086

Total liabilities and stockholders’ equity	$99,006	$118,918

The accompanying notes are an integral part of these financial statements.

ACLARA BIOSCIENCES, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31
	2003	2002	2001
Revenues	$1,513	$2,520	$3,245
Costs and operating expenses:
Research and development	15,642	23,575	23,545
Selling, general and administrative	7,418	12,471	10,754
Restructuring	—	3,327	—
Litigation settlements	—	3,953	5,797

Total costs and operating expenses	23,060	43,326	40,096

Loss from operations	(21,547)	(40,806)	(36,851)
Interest income	1,643	3,612	7,861
Interest expense	(54)	(53)	(50)

Net loss	$(19,958)	$(37,247)	$(29,040)

Net loss per common share, basic and diluted	$(0.56)	$(1.04)	$(0.82)

Weighted average shares used in net loss per common share calculation, basic and diluted	35,632	35,885	35,257

The accompanying notes are an integral part of these financial statements.

ACLARA BIOSCIENCES, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Treasury Stock	Additional Paid-in Capital	Deferred Stock-Based Compensation	Stockholders’ Notes Receivable	Other Comprehensive Income	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balances, December 31, 2000	34,548	$35	$—	$248,175	$(6,345)	$(542)	$13	$(76,781)	$164,555
Stock option exercises	312	—	—	205	—	—	—	—	205
Issuance of common stock in connection with litigation settlement	900	1	—	11,699	—	—	—	—	11,700
Issuance of common stock under employee stock purchase plan	111	—	—	476	—	—	—	—	476
Repayment of note receivable from stockholders	—	—	—	—	—	3	—	—	3
Interest on note receivable from stockholders	—	—	—	—	—	(32)	—	—	(32)
Deferred stock-based compensation	—	—	—	(1,228)	1,228	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	2,332	—	—	—	2,332
Change in unrealized gain on marketable investments	—	—	—	—	—	—	268	—	268
Net loss	—	—	—	—	—	—	—	(29,040)	(29,040)

Balances, December 31, 2001	35,871	36	—	259,327	(2,785)	(571)	281	(105,821)	150,467
Stock option exercises	228	—	—	90	—	—	—	—	90
Issuance of common stock under employee stock purchase plan	195	—	—	367	—	—	—	—	367
Repayment of notes receivable from stockholders	—	—	—	—	—	596	—	—	596
Interest on notes receivable	—	—	—	—	—	(25)	—	—	(25)
Deferred stock-based compensation	—	—	—	(985)	985	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	1,173	—	—	—	1,173
Change in unrealized gain on marketable investments	—	—	—	—	—	—	16	—	16
Repurchase of common stock	(903)	—	(1,350)	(1)	—	—	—	—	(1,351)
Net loss	—	—	—	—	—	—	—	(37,247)	(37,247)

Balances, December 31, 2002	35,391	36	(1,350)	258,798	(627)	—	297	(143,068)	114,086
Stock option exercises	205	—	—	293	—	—	—	—	293
Issuance of common stock under employee stock purchase plan	165	1	—	295	—	—	—	—	296
Exercise of warrants	140	—	—	—	—	—	—	—	—
Deferred stock-based compensation	—	—	—	(7)	7	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	620	—	—	—	620
Change in unrealized gain on marketable investments	—	—	—	—	—	—	(243)	—	(243)
Net loss	—	—	—	—	—	—	—	(19,958)	(19,958)

Balances, December 31, 2003	35,901	$37	$(1,350)	$259,379	$—	$—	$54	$(163,026)	$95,094

The accompanying notes are an integral part of these financial statements.

ACLARA BIOSCIENCES, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,958)	$(37,247)	$(29,040)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,797	1,879	1,596
Amortization of discount on marketable investments	310	(299)	(770)
Amortization of deferred stock-based compensation	620	1,173	2,332
Loss on sale of fixed assets	4	45	—
Amortization of other assets	214	55	50
Non-cash restructuring charge	—	2,467	—
Interest income from notes receivable from stockholders	—	(25)	(32)
Revaluation of litigation settlement	—	3,953	6,397
Changes in assets and liabilities:
Accounts receivable	197	1,071	(477)
Prepaid expenses and other current assets	77	87	333
Inventories	14	(2,766)	—
Accounts payable	(170)	(285)	933
Accrued payroll and related expenses	(40)	(54)	268
Accrued expenses and other liabilities	(507)	(630)	(1,061)
Restructuring accrual	(501)	501	—
Litigation settlement	—	(31,150)	(1,250)
Deferred revenue	446	(492)	596
Deferred rent	53	92	130

Net cash used in operating activities	(17,444)	(61,625)	(19,995)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(723)	(2,318)	(3,973)
Sale of property and equipment	97	53	11
Change in restricted cash	34,125	500	(32,875)
Purchase of investments	(98,867)	(88,334)	(167,279)
Maturities of investments	70,748	160,676	145,562
Change in other assets	—	(1,500)	—

Net cash provided by (used in) investing activities	5,380	69,077	(58,554)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments for leasehold obligations	(60)	(54)	—
Principal payments on capital lease obligations	(95)	(65)	—
Repayments of loans payable	—	—	(51)
Proceeds from notes receivable from stockholders	—	596	3
Proceeds from issuance of common stock	589	457	681
Repurchase of common stock	—	(1,350)	—

Net cash provided by (used in) financing activities	434	(416)	633

Net increase (decrease) in cash and cash equivalents	(11,630)	7,036	(77,916)
Cash and cash equivalents, beginning of year	38,006	30,970	108,886

Cash and cash equivalents, end of year	$26,376	$38,006	$30,970

The accompanying notes are an integral part of these financial statements.

ACLARA BIOSCIENCES, INC.

STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Year Ended December 31,
	2003	2002	2001
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$54	$53	$50
Supplemental Disclosure of Significant Non-cash Investing and Financing Activities:
Additions to property and equipment acquired under capital lease obligation	$—	$296	$—
Issuance of common stock in connection with litigation settlement	$—	$—	$11,700

The accompanying notes are an integral part of these financial statements.

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

1.    FORMATION AND BUSINESS OF THE COMPANY

ACLARA was incorporated in Delaware in 1995 under the name Soane BioSciences, Inc. and changed its name in 1998 to ACLARA BioSciences, Inc. ACLARA has developed and is commercializing its novel eTag assay chemistries through access programs for applications in drug discovery and development.

In March 2000, ACLARA completed an initial public offering of 9,000,000 shares of its common stock to the public, at a per share price of $21.00. In conjunction with the initial public offering, ACLARA’s underwriters exercised an option to purchase an additional 1,350,000 shares of common stock at a price of $21.00 per share to cover over-allotments. ACLARA received net proceeds from the offering of $201.0 million. Upon the closing of the initial public offering, each of the outstanding 20,922,289 shares of mandatorily redeemable convertible preferred stock was automatically converted into one share of common stock.

The Company exited the development stage during the year ended December 31, 2003.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents, Short-Term and Long-Term Marketable Investments

ACLARA considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Management determines the appropriate classification of its short-term and long-term marketable investment securities at the time of purchase and reevaluates such determination as of each balance sheet date. Management has classified ACLARA’s marketable investments as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in other comprehensive income. Investments held for use in current operations are classified in current assets.

Fair Value of Financial Instruments

Carrying amounts of certain of ACLARA’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon the borrowing rates available to ACLARA for loans with similar terms, the carrying value of notes payable approximate their fair value.

Concentration of Credit Risk and Major Customers

ACLARA invests its cash, cash equivalents, short-term investments and long-term investments in U.S. government and agency securities, debt instruments of financial institutions and corporations, and money market funds with strong credit ratings. Pursuant to ACLARA’s investment guidelines, the investment portfolio should have an overall weighted average maturity of less than 24 months with no one individual security having a maturity of greater than 36 months. Management believes that its investment guidelines limit credit risk and maintain liquidity.

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

ACLARA’s receivables are primarily derived from commercial collaborations and government grants, and accordingly, there is no collateral required for these receivables.

At December 31, 2003, two commercial customers and one government grant accounted for 45%, 25% and 15% of accounts receivable, respectively. At December 31, 2002, one commercial collaborator and one government grant accounted for 13% and 65% of accounts receivable, respectively.

In 2003, two commercial customers accounted for 56% and 17% of ACLARA’s total revenues, respectively.

In 2002, two commercial customers accounted for 49% and 36% of ACLARA’s total revenues, respectively. In 2001, two government grants and two collaborative partners individually accounted for 33%, 15%, 25% and 17% of ACLARA’s total revenue, respectively.

Inventory

Inventories are stated at the lower-of cost-or-market, with cost determined on a first-in, first-out basis.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets: three years for computer equipment and software, five years for machinery and equipment and five years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the useful lives of the related assets or the remaining lease term. Maintenance and repairs expenditures are charged to operations as incurred.

Intangible Assets

Intangible assets are amortized using the straight-line method over their expected useful lives. Intangible assets at December 31, 2003 principally comprised a technology license. The license was purchased during the year ended December 31, 2002 at a cost of $1,500,000 and with an expected useful life of seven years from the date of purchase. Amortization expense during the years ended December 31, 2003 and 2002 was $214,000 and $36,000, respectively. The license had a net carrying amount of $1,250,000 and $1,464,000 at December 31, 2003 and 2002, respectively and was included within other assets, net.

Impairment of Long-Lived Assets

In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS No. 144, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Research and Development Costs

Costs related to research, design and development of products, including costs incurred under grant and collaborative arrangements, are charged to research and development expense as incurred.

Revenue Recognition

ACLARA recognizes non-refundable milestone payments received related to substantive at-risk milestones when performance of the milestone under the terms of the collaboration is achieved and there are no further performance obligations. Research and development fees from commercial collaboration agreements are generally recognized as revenue on a straight-line basis over the life of the collaboration agreement or as the research work is performed. Any amounts received in advance of performance, or with ongoing obligations still present, are deferred until performance has been completed and such obligations have been met. Product revenue is recognized when title and risk of ownership has transferred, remaining obligations are insignificant and collection of any remaining related account receivable is reasonably assured. ACLARA did not offer warranties on its products sold through December 31, 2003. ACLARA recognizes revenue from government grants in the period in which research and development costs are incurred.

ACLARA may enter into revenue arrangements that include multiple deliverables such as collaboration agreements combined with product sales. Such arrangements are divided into separate units of accounting and accounted for separately when the Company determines that the earnings process is complete with respect to delivered elements of the arrangements, including when the fair value of the various elements can be determined.

Certain Risks and Uncertainties

ACLARA’s products and services are concentrated in rapidly changing, highly competitive markets, which are characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by ACLARA to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements or changes in regulatory requirements or industry standards, or any significant delays in the development or introduction of products or services, could have a material adverse effect on ACLARA’s business, operating results and future cash flows.

Segments

ACLARA did not have any separately reportable business segments as of December 31, 2003.

Accounting for Stock-Based Compensation

ACLARA accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and its related interpretations and has elected to follow the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure an amendment of FASB Statement No. 123.” Under APB No. 25, compensation expense is based on the difference, if any, on the date of the stock option grant between the fair value of ACLARA’s stock and the exercise price of the stock option.

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Had compensation cost for stock-based employee compensation arrangements been determined based on the fair value at the date of the awards consistent with the provisions of SFAS No. 123, the impact on ACLARA’s net loss would be as follows (in thousands, except per share data):

	Years Ended December 31,
	2003	2002	2001
Net loss attributable to common stockholders:
As reported	$(19,958)	$(37,247)	$(29,040)
Add: Stock-based compensation expense included in reported net loss	620	1,173	2,332
Deduct: Total stock-based compensation expense determined under fair value based method for all awards	(1,605)	(3,280)	(6,944)

Pro forma net loss	$(20,943)	$(39,354)	$(33,652)

Net loss per share:
Basic and diluted—as reported	$(0.56)	$(1.04)	$(0.82)

Basic and diluted—pro forma	$(0.59)	$(1.10)	$(0.95)

ACLARA accounts for equity instruments issued to non-employees based on the fair value of the equity instruments as they vest and are earned.

ACLARA has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The fair value of each option grant to employees is estimated on the date of grant using the Black-Scholes method with the following weighted average assumptions:

	Year Ended December 31,
	2003	2002	2001
Expected dividend yield	0.00%	0.00%	0.00%
Risk-free interest rate	3.26%	3.58%	3.41%
Expected life (in years)	5.0	5.0	5.0
Expected stock price volatility	100%	100%	100%

The expected life is based on the assumption that stock options on average are exercised one year after they are fully vested. The risk free interest rate was calculated in accordance with the grant date and expected life calculated. The expected stock price volatility is based upon the expected volatility of ACLARA’s stock over the life of the option.

The weighted average per share estimated fair value of employee stock options granted during 2003, 2002 and 2001 was $1.82, $1.83 and $4.29, respectively.

During 2000 and 1999, ACLARA issued stock options to certain employees under the Plans with exercise prices below the deemed fair value of ACLARA’s common stock at the date of grant. In accordance with the requirements of APB 25, ACLARA recorded deferred stock-based compensation for the difference between the exercise price of the stock options and the deemed fair value of ACLARA’s common stock at the date of grant. This deferred stock-based compensation is amortized to expense over the period during which the options or common stock subject to repurchase vest, generally four years, using the straight line method.

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2003, 2002 and 2001, $620,000, $1.2 million and $2.3 million, respectively, of deferred stock-based compensation has been amortized and recognized as an expense in the accompanying statement of operations. For the years ended December 31, 2003 and, 2002, $7,000 and $1.0 million, respectively, of unamortized deferred stock-based compensation was reversed relating to the termination of certain ACLARA employees.

Comprehensive Income

Comprehensive income generally represents all changes in stockholders’ equity except those resulting from investments or contributions by stockholders. ACLARA’s unrealized gains on available-for-sale securities represent the only component of comprehensive income that is excluded from ACLARA’s net loss for the years ended December 31, 2003, 2002 and 2001.

Net Loss Per Share

Basic net loss per share is calculated based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share would give effect to the dilutive effect of common stock equivalents consisting of shares subject to repurchase, stock options and warrants (calculated using the treasury stock method). Potentially dilutive securities have been excluded from the diluted net loss per share computations as they have an antidilutive effect due to ACLARA’s net loss.

A reconciliation of shares used in the calculations is as follows (in thousands):

	Years Ended December 31,
	2003	2002	2001
Basic and diluted:
Net loss	$(19,958)	$(37,247)	$(29,040)

Weighted-average shares of common stock outstanding	35,632	35,921	35,506
Less: weighted-average shares subject to repurchase	—	(36)	(249)

Weighted-average shares of common stock used in basic and diluted net loss per share	35,632	35,885	35,257

The following outstanding options and warrants (prior to the application of the treasury stock method) were excluded from the computation of diluted net loss per share as they had an anti-dilutive effect (in thousands):

	Years Ended December 31,
	2003	2002	2001
Options and warrants	3,890	3,119	3,335

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

3.    CASH, CASH EQUIVALENTS AND MARKETABLE INVESTMENTS

The following is a summary of cash, cash equivalents and marketable investments which are classified as available-for-sale at December 31, 2003 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Unrealized Losses	Fair Market Value
Checking and Money Market funds	$18,385	$—	$—	$18,385
Bonds of US government and its agencies	38,000	54	—	38,054
Commercial Paper	31,957	—	—	31,957

	$88,342	$54	$—	$88,396

Reported as:
Cash and cash equivalents	$26,376	$—	$—	$26,376
Marketable investments	61,966	54	—	62,020

	$88,342	$54	$—	$88,396

Unrealized gains and losses are reported in other comprehensive income.

The following is a summary of cash, cash equivalents and short-term and long-term marketable investments that are classified as available-for-sale at December 31, 2002 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
Checking and Money Market fund	$38,006	$—	$—	$38,006
Bonds of US government and its agencies	34,157	297	—	34,454

	$72,163	$297	$—	$72,460

Reported as:
Cash and cash equivalents	$38,006	$—	$—	$38,006
Short-term marketable investments	12,657	185	—	12,842
Long-term marketable investments	21,500	112	—	21,612

	$72,163	$297	$—	$72,460

At December 31, 2003, the Company’s marketable securities had the following maturities (in thousands):

	Amortized Cost	Estimated Fair Value
Less than one year	$31,957	$31,957
From one year to three years	38,000	38,054

	$69,957	$70,011

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

4.    RESTRICTED CASH

The Company has no restricted cash at December 31, 2003. Restricted cash at December 31, 2002 comprised $34.1 million held in escrow as part of our settlement of litigation with Caliper Technologies Corporation (“Caliper”). Pursuant to the Caliper settlement agreement, ACLARA provided a letter of credit to Caliper in the amount of $32.5 million as a guarantee of ACLARA’s performance. The banking institution that issued the letter of credit required ACLARA to maintain a balance of 105% of the letter of credit amount in a segregated account. This amount of $34.1 million was invested in short-term US government agency debt and money market funds. In October 2002, we paid Caliper $32.5 million related to this settlement. Of this amount approximately $1.4 million was for the repurchase at the then-current market price of the 900,000 shares previously issued to Caliper in the original settlement agreement. On February 15, 2003 the letter of credit was terminated and the restricted cash was released.

5.    INVENTORIES

Inventories at December 31, 2003 and 2002 consist of the following (in thousands):

	December 31,
	2003	2002
Raw materials	$2,744	$2,750
Finished goods	22	30

	$2,766	$2,780

6.    PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	December 31,
	2003	2002
Machinery and equipment	$3,057	$3,402
Furniture and fixtures	708	720
Computer equipment and software	941	1,239
Leasehold improvements	5,461	5,420

	10,167	10,781
Less: accumulated depreciation and amortization	(4,290)	(3,683)

	$5,877	$7,098

Depreciation and amortization expense during the years ended December 31, 2003, 2002, 2001, was $1.6 million, $1.8 million and $1.6 million, respectively. At December 31, 2003 and 2002, ACLARA has assets held under capital lease obligations in the amount of $296,000 and accumulated amortization of $139,000 and $41,000, respectively.

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

7.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2003	2002
Goods and services	$538	$735
Professional services	312	622

	$850	$1,357

8.    RESTRUCTURING

During the third quarter of 2002 ACLARA approved and initiated a restructuring plan that reduced costs associated with the microfluidics aspect of its business so it could increase the focus on our eTag assay chemistry. Accordingly, ACLARA recognized a restructuring charge of $3.3 million during the third quarter of 2002. The charge included $0.8 million of severance and benefits related to the involuntary termination of approximately 50 employees. The terminated employees were primarily in research and development associated with microfluidics. Termination benefits related to severance packages, out-placement services and other associated costs were included in restructuring expense on the statement of operations in 2002 and there was no remaining accrual balance at December 31, 2003. ACLARA also wrote off approximately $2.5 million of fixed assets that were not expected to be used prospectively.

The following table sets forth an analysis of the components of the restructuring charges (in thousands):

	Severance and Benefit	Fixed Assets	Other Charge	Total
Restructuring provisions:
Severance and benefits	$753	$—	$—	$753
Property and equipment write off	—	2,467	—	2,467
Other charges	—	—	107	107

Total	753	2,467	107	3,327
Non-cash charges	—	(2,467)	—	(2,467)
Cash paid	(280)	—	(79)	(359)

Reserve balance at December 31, 2002	473	—	28	501
Cash paid	(473)	—	(28)	(501)

Reserve balance at December 31, 2003	$—	$—	$—	$—

9.    LITIGATION SETTLEMENTS

On June 15, 2001, ACLARA filed suit against its former General Counsel, Bertram Rowland (“Rowland”), in the Superior Court of California, San Mateo County. ACLARA’s action, which arose from Rowland’s alleged dual representation of ACLARA and Caliper Technologies Corp., asserted various causes of action, including breach of fiduciary duty, professional malpractice, and concealment, and sought damages, as well as rescission of Rowland’s employment agreement, stock option agreement and indemnity agreement. These agreements related to Rowland’s now terminated status as General Counsel of ACLARA. Rowland had answered the Complaint, denied all claims and asserted various affirmative defenses. On or about October 2, 2001, Rowland filed a Cross-Complaint against ACLARA and Joseph Limber, the Company’s former President and Chief Executive Officer.

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Rowland alleged a variety of claims, including fraud, negligent misrepresentation, breach of contract regarding the above-noted agreements, and securities fraud under California state law, and he sought damages. The Company and Mr. Limber answered the Cross-Complaint, denied all claims and asserted affirmative defenses. In June 2002, Rowland dismissed his causes of action relating to alleged fraud or misrepresentation with respect to securities and alleged breach of contract with respect to his employment agreement or stock option agreement. Rowland and ACLARA reached an agreement in January 2003 to settle all claims under these complaints. The settlement had no adverse effect on our results of operation or cash flows.

As part of the litigation settlement with Caliper, 900,000 shares of ACLARA common stock were issued in March 2001 with a guaranteed liquidation price of $36.11 per share if Caliper sold the shares after August 21, 2002 but before February 21, 2003. ACLARA initially valued the put obligation associated with these shares at $20.8 million. Based on the change in ACLARA’s stock price and in accordance with EITF No. 96-13 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 96-13”) and its related interpretations, and Statement of Financial Accounting Standards No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”), the put obligation was subsequently revalued at the end of each reporting period prior to its settlement in October 2002. At December 31, 2001, March 31, 2002, June 30, 2002 and September 30, 2002, the put obligation had a value of $27.2 million, $28.7 million, $30.5 million, and $30.9 respectively. As a result of these revaluations and the eventual settlement, in October 2002, revaluation expenses of $4.0 million and $6.4 million were recorded in the accompanying Statements of Operations for the years ended December 31, 2002 and 2001, respectively. The revaluation of the put obligation used a Black-Scholes pricing model with changes in valuation being recorded in the statements of operations.

In August 2001, a law firm agreed to pay ACLARA $600,000 as a settlement resolving all disputes between the law firm and ACLARA arising out of the alleged dual representation of ACLARA’s former general counsel of both Caliper and ACLARA. The payment of $600,000 was recorded as an offset to litigation settlements expense in the accompanying statement of operations for the year ended December 31, 2001.

10.    COMMITMENTS AND CONTINGENCIES

Operating Lease

In March 1999, ACLARA entered into a ten-year operating lease for office space. Lease payments for the years ended December 31, 2003, 2002, 2001 were $1,167,000, $1,126,000 and $1,088,000, respectively.

The future annual minimum lease payments under the leases at December 31, 2003 are as follows (in thousands):

Years Ending December 31,	Operating Lease Commitments
2004	$1,208
2005	1,250
2006	1,294
2007	1,339
2008	1,386
2009 and thereafter	705

Total minimum lease payments	$7,182

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Legal Matters

ACLARA and certain of its current or former officers and directors (the “ACLARA defendants”) are named as defendants in a securities class action lawsuit filed in the United States District Court for the Southern District of New York. This action, which was filed on November 13, 2001 and is now captioned ACLARA Biosciences, Inc. Initial Public Offering Securities Litigation, also names several of the underwriters involved in ACLARA’s initial public offering (“IPO”) as defendants. This class action is brought on behalf of a purported class of purchasers of ACLARA common stock from the time of ACLARA’s IPO (March 20, 2000) through December 6, 2000. The central allegation in this action is that the underwriters in the ACLARA IPO solicited and received undisclosed commissions from, and entered into undisclosed arrangements with, certain investors who purchased ACLARA stock in the IPO and the after-market. The complaint also alleges that the ACLARA defendants violated the federal securities laws by failing to disclose in the IPO prospectus that the underwriters had engaged in these allegedly undisclosed arrangements. More than 300 issuers who went public between 1998 and 2000 have been named in similar lawsuits. In July 2002, an omnibus motion to dismiss all complaints against issuers and individual defendants affiliated with issuers (including ACLARA defendants) was filed by the entire group of issuer defendants in these similar actions. On February 19, 2003, the Court in this action issued its decision on Defendant’s omnibus motion to dismiss. This decision dismissed the Section 10(b) claim as to ACLARA but denied the motion to dismiss Section 11 claim as to ACLARA and virtually all of the other defendants. On June 26, 2003, the plaintiffs in the consolidated class action lawsuits announced a proposed settlement with us and the other issuer defendants. The proposed settlement, which has been approved by ACLARA’s board of directors, provides that the insurers of all settling issuers will guarantee that the plaintiffs recover $1 billion from non-settling defendants, including the investment banks who acted as underwriters in those offerings. In the event that the plaintiffs do not recover $1 billion, the insurers for the settling issuers will make up the difference. Under the proposed settlement, the maximum amount that could be charged to ACLARA’s insurance policy in the event that the plaintiffs recovered nothing from the investment banks would be approximately $3.9 million. ACLARA believes that the Company has sufficient insurance coverage to cover the maximum amount that we may be responsible for under the proposed settlement. It is possible that the parties may not reach agreement on the final settlement documents or that the Federal District Court may not approve the settlement in whole or part. If a final settlement is not reached or is not approved by the court, ACLARA believes it has meritorious defenses and intends, in that event, to vigorously defend itself against the suit. As a result of this belief, no liability for this suit has been recorded in the accompanying financial statements. However, ACLARA could be forced to incur significant expenses in the litigation, and in the event there is an adverse outcome, its business could be harmed.

11.    RESEARCH AND DEVELOPMENT COLLABORATIONS

In March 1999, ACLARA entered into an agreement with the R.W. Johnson Pharmaceutical Research Institute (“PRI”), a division of Johnson and Johnson and Applied Biosystems. Under this agreement, ACLARA and Applied Biosystems agreed to develop and provide to PRI advanced prototype microfluidic systems for pharmaceutical drug screenings. Under a side agreement between ACLARA and Applied Biosystems, any royalty received from PRI for manufacturing or selling of microfluidic electrophoresis devices would be split between Applied Biosystems and ACLARA. In October 2001, ACLARA, PRI and Applied Biosystems agreed to modify the three-way drug screening collaboration agreements to allow for a two-way collaboration on this program between ACLARA and PRI but excluding Applied Biosystems. Under the terms of the modified collaboration, ACLARA recognized $800,000 of revenue in 2001 and $200,000 in 2002. Currently, ACLARA has no ongoing research or development programs under these agreements.

In October 2001, ACLARA entered into an exclusive worldwide distribution agreement (“Distribution Agreement”) with Roche Diagnostics Corporation (“Roche”) for ACLARA’s Arteas products. The Distribution Agreement included a $500,000 fee payable to ACLARA, which provided Roche with exclusive rights of first

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

refusal and negotiation rights to access certain other products of ACLARA. The Distribution Agreement was terminated in October 2002. The Company recorded revenues of $795,000 and $99,000 related to the agreement during the years ended December 31, 2002 and 2001, respectively.

In November 2001, ACLARA entered into a research and development agreement (“R & D Agreement”) with Roche for the provision of research by ACLARA in various areas. Pursuant to the terms of the R & D Agreement, $70,000 and $80,000 of revenue has been recognized in the accompanying statements of operations for the years ended December 31, 2002 and 2001, respectively.

On October 15, 2002, ACLARA entered into License and Supply Agreements with Third Wave Technologies, Inc. (“Third Wave”) and terminated the previous Development and Commercialization Agreement between the parties. The License Agreement allows ACLARA to incorporate certain of Third Wave’s technology into products for certain applications in the gene expression field. ACLARA paid an upfront license fee of $1.5 million and will pay fixed royalties in 2003 through 2005 and royalties on applicable revenues on an escalating scale in years after 2005. Under the Supply Agreement, Third Wave will supply enzyme to ACLARA for use in accordance with this agreement. The inventory of enzymes represents substantially all of the total inventory balance at December 31, 2003.

12.    LOANS PAYABLE AND CAPITAL LEASES

In March 1999, ACLARA entered into a loan agreement with its landlord to borrow $663,000 for leasehold improvements at an interest rate of 8.5% per annum. The loan matures on July 1, 2009. At December 31, 2003 and 2002, $447,000 and $507,000, respectively was outstanding.

In August 2002, ACLARA entered into a two-year capital lease agreement to borrow $296,000 for equipment at an interest rate of 3.27%. The loan matures on August 28, 2004. At December 31, 2003, $95,000 was outstanding as follows (thousands):

Maturities of term debt and capital leases were as follows (thousands):

	Capital Leases	Loans Payable
Year Ending December 31,
2004	$98	$101
2005	—	101
2006	—	101
2007	—	101
2008 and thereafter	—	159

Total minimum loan and lease payments	98	563
Amount representing interest	(3)	(115)

Present value of minimum lease payments	$95	$448

13.    STOCKHOLDERS’ EQUITY

Common Stock

ACLARA’s Certificate of Incorporation, as amended, authorizes ACLARA to issue 150,000,000 shares of $0.001 par value common stock. A portion of common stock options granted to ACLARA employees have been exercised before the stock options were vested. As a result of these early exercises, the unvested portion of the exercised stock option is subject to a right of repurchase by ACLARA over the vesting period. The vesting period is generally four years. No shares of common stock were subject to repurchase by ACLARA.

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Warrants

In December 1996, ACLARA issued warrants to purchase 135,000 shares of common stock at a price of $1.33 per share to the lessor of ACLARA’s previous facility. The warrants were exercised in 2003.

In May 1999, in conjunction with a loan agreement with a financial institution, ACLARA issued warrants to purchase 138,890 shares of common stock at an exercise price of $1.80 per share. The warrants were exercised in 2003.

Stock Option Plans

As of December 31, 2003, there were 10,299,242 shares of common stock reserved for issuance under the Company’s 1995 Stock Plan and Amended and Restated 1997 Stock Plan (the “1997 Plan” and together with the 1995 Stock Plan, the “Plans”) for issuance to employees, directors and consultants of ACLARA. The 1997 Plan contains a provision whereby the number of shares reserved will increase by 1,125,000 on each anniversary of the adoption of the 1997 Plan by the Company’s Board of Directors. ACLARA adopted a NQ03 Plan in March 2003 under which is an agreement for 507,738 shares for one named executive. Options granted under the agreement are non-statutory stock options. The options become exercisable at a rate of 25% of the stock option grant after one year of employment followed by an additional  1/48 of the stock option grant vesting each month thereafter. The agreement will terminate in March of 2013.

In certain cases, and in accordance with the Plans, employees have been granted options that permit the exercise of options through the use of a full recourse note payable to ACLARA. The shares purchased through a note payable are held in escrow by ACLARA until the note has been fully repaid. Interest is charged on the note at federal rates. All such promissory notes were paid in full during 2002.

Options granted under the Plans may be incentive stock options or non-statutory stock options. Stock purchase rights may also be granted under the Plans. The Board of Directors or its designated stock administrator determines the period over which options become exercisable, usually as the stock option vests. Stock options granted to employees generally vest at a rate of 25% of the stock option grant after one year of employment followed by an additional  1/48 of the stock option grant vesting each month thereafter. The vesting schedule for stock options granted to non-employees who are not on the Board of Directors varies, as determined by the stock administrator. The vesting schedule for stock options granted after ACLARA’s initial public offering in March 2000 to independent members of the Board of Directors provides for vesting in cumulative quarterly installments of  1/4 of the option on each of the quarterly anniversaries of the grant date, commencing with the ninth quarterly anniversary of the grant, so that they are 100% vested on the third anniversary of the grant date.

The exercise price of incentive stock options can be no less than 100% of the fair market value per share of ACLARA’s common stock on the last market trading day prior to the grant date. The exercise price of nonstatutory stock options can be no less than the par value per share of ACLARA common stock.

The term of incentive stock options of which the grantee owns more than 10% of the voting power of all classes of the Company’s capital stock is no longer than five years. For all other options, the term is no longer than ten years.

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Activity under the Plans and the NQ03 Plan is as follows:

		Outstanding Options
	Shares Available For Grant	Number of Shares Under Option	Weighted Average Exercise Price
Balances, December 31, 2000	768,136	2,277,626	$7.58
Additional shares reserved	1,125,000	—
Options granted	(2,195,025)	2,195,025	$5.65
Options exercised	—	(311,820)	$0.65
Options canceled	1,102,181	(1,102,181)	$11.34

Balances, December 31, 2001	800,292	3,058,650	$5.55
Additional shares reserved	1,125,000
Options granted	(1,099,787)	1,099,787	$2.28
Options exercised	—	(227,842)	$0.39
Options canceled	950,344	(950,344)	$6.55

Balances, December 31, 2002	1,775,849	2,980,251	$4.31
Additional shares reserved	1,632,738	—
Options granted	(2,557,037)	2.557,037	$2.29
Options exercised	—	(205,121)	$1.43
Options canceled	1,442,166	(1,442,166)	$4.75

Balances, December 31, 2003	2,293,716	3,890,001	$2.98

The options outstanding and currently exercisable by exercise price at December 31, 2003 are as follows:

	Options Outstanding			Options Currently Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$0.11–0.63	93,977	4.99	$0.45	93,977	$0.45
$1.44–2.00	476,133	8.76	$1.80	249,576	$1.79
$2.02–2.04	701,700	9.22	$2.02	460	$2.04
$2.10	965,800	9.14	$2.10	—	$2.10
$2.11–2.76	385,000	9.14	$2.41	37,134	$2.56
$3.23–3.95	568,591	7.86	$3.47	333,709	$3.40
$4.25–4.90	200,200	8.31	$4.58	77,572	$4.68
$5.02	271,000	7.29	$5.02	209,402	$5.02
$5.05–5.95	70,750	7.85	$5.37	36,989	$5.38
$6.33–8.85	69,950	7.51	$7.59	39,800	$7.58
$9.75	15,300	7.13	$9.75	11,198	$9.75
$10.00	9,000	6.21	$10.00	8,437	$10.00
$11.81	42,100	6.94	$11.81	32,594	$11.81
$18.50	17,500	6.77	$18.50	14,309	$18.50
$38.81	3,000	6.58	$38.81	2,562	$38.81

	3,890,001	8.54	$2.98	1,147,719	$3.99

As of December 31, 2002, options to purchase 1,172,879 shares of common stock were exercisable under the Plans.

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Employee Stock Purchase Plan

ACLARA adopted an Employee Stock Purchase Plan (“Purchase Plan”) in February of 2000. Qualified employees may elect to have a certain percentage of their salary withheld to purchase shares of ACLARA’s common stock under the Purchase Plan. The Purchase Plan contains successive six-month offering periods and the price of stock purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the stock either at the beginning of the offering period or at the end of the offering period. ACLARA has reserved 800,000 shares of common stock under the Purchase Plan. Purchases under the Purchase Plan for years ended December 31,2003 and December 31, 2002 were 164,921 and 195,234 shares of common stock at an average price of $1.79 and $1.89 per share, respectively. Shares available for future purchase under the Purchase Plan are 306,880 at December 31, 2003. The Purchase Plan will terminate in May 2010.

Preferred Share Purchase Rights

On March 16, 2001, ACLARA adopted a Stockholder Rights Plan (the “Rights Plan”). Pursuant to the Rights Plan, ACLARA’s Board declared a dividend distribution of one Preferred Share Purchase Right (a “Right”) on each outstanding share of ACLARA’s common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer for 15% or more of the common stock. If ACLARA is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value at the time of twice the Right’s exercise price. Under certain circumstances, each Right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock at an exercise price of $40.50. ACLARA’s Board will be entitled to redeem the Rights at $0.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock. The dividend distribution to establish the new Rights Plan is payable to stockholders of record on April 6, 2001. The Rights Plan will expire in 2011.

14.    EMPLOYEE BENEFIT PLAN

ACLARA established a 401(k) Plan (“Plan”) to provide tax deferred salary deductions for all eligible employees. Participants may make voluntary contributions to the Plan up to 100% of their compensation, limited by certain Internal Revenue Service restrictions. ACLARA’s matching contribution is discretionary and is determined by the Board of Directors. ACLARA has not contributed to the Plan since its inception.

15.    RELATED PARTY TRANSACTIONS

In October 2001, ACLARA amended the terms of research collaboration with the R.W. Johnson Pharmaceutical Research Institute (“PRI”). PRI previously owned shares of Series D, Series E and Series F mandatorily redeemable convertible preferred stock, which were subsequently converted to common stock during ACLARA’s initial public offering in March 2000. Revenue from this collaboration totaled $0, $200,000 and $800,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

During 2000, ACLARA issued promissory notes to three officers and three other employees totaling approximately $613,000 for the exercise of certain stock options. These notes bore interest of between 4.6% and 5.8% per annum with the principal and accrued interest being repayable between two and three years from the date of issuance. The amount outstanding at December 31, 2002 and December 31, 2001 including accrued interest was $0 and $571,000, respectively. The promissory notes were full recourse and were collateralized by a pledge of ACLARA’s common stock. These notes were repaid in full during the year ended December 31, 2002.

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In July 2000, ACLARA issued a loan of approximately $41,000 to an officer. The amount outstanding at December 31, 2002 and December 31, 2001, including accrued interest, was $0 and $45,000, respectively. The loan bore an interest at a rate of 6.6% per annum with a term of approximately two years from the date of issuance. The loan was collateralized by a pledge of ACLARA’s common stock. The loan was repaid in full in October 2002.

16.    INCOME TAXES

The net deferred tax assets are comprised of the following (in thousands):

	December 31
	2003	2002
Net operating loss carry-forwards	$55,357	$46,147
Depreciation and amortization	1,251	3,203
Tax credit carried-forward	5,009	3,333
Capitalized research and development	3,151	2,554

Deferred income tax assets	64,768	55,237
Less: valuation allowance	(64,768)	(55,237)

Net deferred tax assets	$—	$—

The valuation allowance increased in 2003 due primarily to the increase in net operating losses during the period.

The reconciliation of the statutory federal income tax rate to ACLARA’s effective tax rate is as follows:

	December 31
	2003	2002
Tax at federal statutory rate	(34.00)%	(34.00)%
State tax, net of federal benefits	(4.46)%	(3.11)%
Stock-based compensation	1.24%	1.26%
Deferred tax assets, not benefited	41.47%	37.73%
Tax credits	(3.98)%	(1.95)%
Other	(0.27)%	0.07%

Provision for taxes	—%	—%

Based on the available evidence, management believes it is more likely than not that the net deferred tax assets are not fully realizable. Accordingly, ACLARA has provided a full valuation allowance against its net deferred tax assets at December 31, 2003.

At December 31, 2003, ACLARA had federal and state net operating loss carryforwards of approximately $149 million and $81 million, respectively. If not utilized, the federal loss carryforwards begin to expire in the year 2010, and the state loss carryforwards begin to expire in the year 2005.

ACLARA has tax credit carryforwards of $2,747,000 and $3,426,000 for federal and state income tax purposes, respectively. If not utilized, the federal tax credits will begin to expire in 2010, and the state credits will begin to expire in 2005.

The Internal Revenue Code limits the use of net operating loss and tax credits carry forwards in certain situations where changes occur in the stock ownership of a company. If ACLARA should have an ownership change, as defined by tax law, utilization of the carryforwards could be restricted.

ACLARA BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

17.    QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
2003
Revenues	$179	$405	$276	$653
Loss from operations	(6,670)	(5,571)	(5,285)	(4,021)
Net loss	(6,230)	(5,141)	(4,921)	(3,666)
Net loss per common share, basic and diluted	$(0.18)	$(0.14)	$(0.14)	$(0.10)

2002
Revenues	$590	$673	$505	$752
Litigation settlements	(1,534)	(1,810)	(396)	(213)
Restructuring	—	—	(3,327)	—
Loss from operations	(10,169)	(10,883)	(12,052)	(7,702)
Net loss	(9,088)	(9,858)	(11,192)	(7,109)
Net loss per common share, basic and diluted	$(0.25)	$(0.27)	$(0.31)	$(0.20)